Exhibit 99.1
For further information, contact
Jack B. Lay
Senior Executive Vice President and
Chief Financial Officer
(636) 736-7000
FOR IMMEDIATE RELEASE
REINSURANCE GROUP OF AMERICA ANNOUNCES
PRICING OF SENIOR NOTES
          ST. LOUIS, March 6, 2007 — Reinsurance Group of America, Incorporated (NYSE:RGA) announced today that it has priced $300 million of 10-year senior notes pursuant to a public offering. RGA expects to use the net proceeds from the offering to repay $50 million of indebtedness under a bank credit facility and for general corporate purposes.
          The notes have a 10-year final maturity, an issue price of 99.087 percent and feature a fixed rate coupon of 5.625 percent, payable semiannually. The notes are rated Baa1 by Moody’s Investors Service, A- by Standard & Poor’s and a- by A.M. Best.
          RGA expects to complete the offering on March 9, 2007, subject to customary closing conditions.
          This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.
          Copies of the prospectus and prospectus supplement relating to the senior notes may be obtained by contacting UBS Securities LLC, Attention: Fixed Income Syndicate, 677 Washington Boulevard, Stamford, Connecticut 06901 or by telephone at 888-722-9555 ext. 1088, or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010 or by telephone at 800-221-1037.
About Reinsurance Group of America
Reinsurance Group of America, Incorporated, through its subsidiaries, is among the largest global providers of life reinsurance. Reinsurance Group of America, Incorporated has subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, Hong Kong, India, Ireland, Japan, Mexico, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.0 trillion of life reinsurance in force, and assets of $19.0 billion. MetLife, Inc. is the beneficial owner of approximately 53 percent of RGA’s outstanding shares.